P R E S S   R E L E A S E


May 8, 2003

                                                For Immediate Release

For Information
Contact:  Edward G. Kitz
          (262) 953-7999


Roundy's, Inc. Announces Financial Results For The First Quarter
Ended March 29, 2003

Sales
Net sales and service fees were $887.1 million for the first quarter 2003, an increase of $15.0 million, or 1.7%, from $872.1 million in the first quarter 2002. Retail sales were $449.7 million for the first quarter 2003, an increase of $73.0 million, or 19.4%, from $376.7 million in the first quarter 2002. This increase in retail sales was due in large part to the acquisition of eleven licensed Pick 'n Save retail grocery stores from independent operators in two separate transactions. The first four-store acquisition closed on October 23, 2002 (the "October 2002 Acquisition") which accounted for a retail sales increase of approximately $31.1 million. The second seven-store acquisition closed on January 21, 2003 (the "January 2003 Acquisition") which accounted for a retail sales increase of approximately $34.5 million. Wholesale sales were $718.8 million for the first quarter 2003, a decrease of $16.6 million, or 2.3%, from $735.4 million in the first quarter 2002. This decrease was primarily due to lower sales to customers in our non-Wisconsin divisions.

For the first quarter, same store sales at our retail stores improved 0.6% (including Pick 'n Save licensed stores operated while under previous ownership). The same store sales results were negatively impacted by Easter falling in the second quarter 2003 versus the first quarter 2002. Excluding the last week of the quarter in both years (Easter 2002 was the last week of the first quarter) same store sales increased 2.2%. "We continue to be pleased with our positive same store sales trends, which have been consistent with our expectations," said Roundy's Chairman and CEO, Robert A. Mariano.

Gross Profit
Gross profit was $176.1 million for the first quarter 2003, an increase of $19.3 million, or 12.3%, from the $156.8 million in the first quarter 2002. The gross margin for the same periods of 2003 and 2002 was 19.9% and 18.0%, respectively. The increase in our gross profit and gross margin for the quarter was primarily due to the increase in the sales mix attributable to the higher profits derived by our Company-owned retail stores. Retail sales for the first quarter 2003 represented 50.7% of net sales and service fees compared to 43.2% for the same period in 2002. This was the first quarter in the Company's history in which retail sales accounted for the majority of our sales. The retail gross profit margin was 24.8% and 24.9% for the first quarter of 2003 and 2002, respectively.
First quarter wholesale gross profit margin was 9.6% as compared with 9.1% in the first quarter 2002. The increase in wholesale gross profit margin was due to increased higher-margin private label sales and stronger vendor promotional allowances in our Wisconsin divisions.

Operating and Administrative Expenses
Operating and administrative expenses were $144.7 million for the first quarter 2003, an increase of $11.2 million, or 8.4%, from $133.5 million in the first quarter 2002. Operating and administrative expenses, as a percentage of net sales and service fees, increased to 16.3% for the first quarter 2003 compared with 15.3% in the first quarter 2002. The percentage increase was attributable to our acquisition of retail stores and the increased concentration in Company-owned stores in the first quarter 2003, which have a significantly higher ratio of operating costs to sales than our wholesale operations. Retail operating and administrative expenses decreased to 21.1% of retail sales for the first quarter 2003 compared with 21.5% for first quarter 2002 primarily due to decreased depreciation. Wholesale operating and administrative expenses decreased to 6.3% of wholesale sales for the first quarter 2003 as compared with 6.7% for the same period in 2002. This decrease was due to operational and productivity improvements in our wholesale operations.

Interest Expense
Interest expense was $10.7 million for first quarter 2003, a $6.9 million increase from $3.8 million in the first quarter 2002. The increase was primarily due to increased borrowings associated with the purchase of the Company's issued and outstanding stock by Roundy's Acquisition Corporation ("RAC") in June 2002. RAC was a corporation formed at the direction of Willis Stein & Partners, III, L.P. for the purposes of acquiring the Company.

Net Income
Net income was $12.8 million for the quarter ended March 29, 2003, an increase of $1.1 million from $11.7 million in the prior year. This improvement was driven by the factors discussed above, offset somewhat by higher interest expense.

Adjusted EBITDA
Adjusted EBITDA (as defined under Segment Data) was $41.9 million for the first quarter 2003, an increase of $8.1 million, or 24.0%, from $33.8 million for the first quarter 2002. Retail Adjusted EBITDA for the first quarter 2003 was $21.3 million, an increase of $3.3 million, or 18.3%, from $18.0 million for 2002. The increase in Adjusted EBITDA at the retail segment was primarily due to the October 2002 and January 2003 Acquisitions offset partially by pre-opening expenses for three former Rainbow Foods stores in southern Wisconsin acquired in December 2002. All three former Rainbow locations are now operating as Pick 'n Save stores. Wholesale Adjusted EBITDA for the first quarter 2003 was $25.5 million, an increase of $5.6 million, or 28.4%, from $19.9 million for 2002.
This increase was primarily due to gross margin and operational and labor productivity improvements as discussed above.

Mr. Mariano added, "Our strategy to increase our retail segment continues to be successful. This strategy and on-going cost savings initiatives have increased our profitability."

Capital Expenditures
During the first quarter of 2003, the Company invested approximately $9.0 million in capital expenditures. This excludes any expenditures related to acquisitions of businesses during the period. This compares to capital expenditures of $3.7 million in first quarter of 2002. In 2003, the Company expects to spend approximately $60 million in capital expenditures, excluding any amounts that may be spent on acquisitions.

Accounting Pronouncements
The Company adopted Emerging Issues Task Force (EITF) Issue No. 02-16 (EITF 02-16) "Accounting by a Customer (including a Reseller) for Certain Consideration Received from a Vendor" effective December 29, 2002. Pursuant to EITF 02-16, vendor consideration related to vendor funded coupons and certain advertising and other programs have been reclassified in the consolidated statements of income and prior periods have also been consistently reclassified. Specifically, vendor funded coupon reimbursements, previously considered part of net sales at the point of sale, are now reflected as a reduction to cost of sales. Accordingly, $10.0 million and $8.1 million of such reimbursements in 2003 and 2002, respectively, have been classified as a reduction in cost of sales with a corresponding decrease in net sales. Vendor reimbursements previously classified as offsets to advertising and other expenses, have now also been reflected as reductions in cost of sales pursuant to EITF 02-16. Accordingly, $9.5 million and $7.4 million of such reimbursements in 2003 and 2002, respectively, have been classified as a reduction in cost of sales with a corresponding increase in operating and administrative expenses.

Subsequent Events
On April 30, 2003, the Company closed and funded the acquisition of seven Kohl's grocery stores in the Madison area from the Great Atlantic and Pacific Tea Company, Inc. Six of these stores will be reopened as Copps stores beginning in second quarter 2003 and the seventh store will remain closed and its volume will be consolidated into an existing Company-owned Copps store.

The Company also announced it will consolidate the Van Wert general merchandise facility located in Van Wert, Ohio into its Mazomanie, Wisconsin facility. This process is underway and is expected to be completed by the end of the third quarter 2003.

On May 2, 2003, the Company signed an agreement to purchase the assets of 31 Rainbow Foods Stores from Fleming Companies, Inc.
Thirty of these stores are located in the Minneapolis-St. Paul metropolitan area and one store is located near Schofield, Wisconsin. The stores had sales for the 12 months ended March 22, 2003 of approximately $769 million. The aggregate consideration to be paid for the transaction is $42.5 million for the non-inventory assets, plus the value of store inventories (estimated at approximately $40 million) and the assumption of capitalized leases of approximately $36 million. The transaction, which is expected to be completed within the next 60 days, is subject to approval of the U.S. Bankruptcy Court in Wilmington, Delaware and other customary regulatory approvals and closing conditions. The Company is also seeking an amendment to its senior credit facility to permit the acquisition.

Conference Call
A teleconference to review the first quarter's results will be held on Thursday, May 8, 2003, at 10:00 a.m. Central Daylight Time. To access the call, dial in to the conference line's toll free number at 1-888-522-9245. The pass code is Roundy's and the leader will be Robert Mariano. In addition, the teleconference will be available for replay until June 8, 2003 by dialing 1-800-846-1925.

About Roundy's
Roundy's, Inc. is one of the largest food wholesalers and retailers in the Midwest, currently supplying over 800 stores in Wisconsin and throughout the Midwest. In addition, Roundy's, Inc. is the largest food retailer in Wisconsin with its Pick 'n Save Stores and Copps Food Centers.

The Company maintains a Web site at http://www.roundys.com. On its Web site, the Company makes available, free of charge, press releases and other additional information.

This release contains forward-looking statements about the future performance of the Company, which are based on Management's assumptions and beliefs in light of the information currently available to it. The Company assumes no obligation to update the information contained herein. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially from such statements including, but not limited to: competitive practices and pricing in the food industry generally and particularly in the Company's principal markets; the Company's relationships with its employees and the terms of future collective bargaining agreements; the costs and other effects of legal and administrative cases and proceedings; the nature and extent of continued consolidation in the food industry; changes in the financial markets which may affect the Company's cost of capital and the ability of the Company to access capital; supply or quality control problems with the Company's vendors; and changes in economic conditions which affect the buying patterns of the Company's customers.


                           ROUNDY'S, INC.
                  CONSOLIDATED STATEMENTS OF INCOME
                       (Dollars in thousands)
                             (Unaudited)


                                        Thirteen Weeks Ended
                                        ------------------------
                                        March 29,      March 30,
                                          2003           2002
                                        ---------    -----------
                                        Successor    Predecessor
                                        ---------    -----------
Revenues:
Net sales and service fees           $   887,096     $ 872,142
Other - net                                  737           387
                                         -------       --------
                                         887,833       872,529
                                         -------       --------
Costs and Expenses:
Cost of sales                            711,035       715,322
Operating and administrative             144,711       133,497
Interest
   Interest                                9,877         3,726
   Amortization of deferred
    financing costs                          819            95
                                         -------       --------
                                         866,442       852,640
                                         -------       --------

Income Before Income Taxes                21,391        19,889

Provision for Income Taxes                 8,556         8,155
                                         -------       --------
Net Income                           $    12,835    $   11,734
                                         =======       ========



                               ROUNDY'S, INC.
                         CONSOLIDATED BALANCE SHEETS
                (Dollars in thousands, except per share data)

                                                Unaudited          Audited
                                          ---------------------    -----------
                                          March 29,   March 30,    December 28,
                  Assets                      2003       2002         2002
                                          ---------- -----------    -----------
                                           Successor  Predecessor    Successor
Current Assets:                           ---------- -----------    -----------
  Cash and cash equivalents               $   96,660   $  48,714    $  139,778
  Notes and accounts receivable, less
   allowance for losses of $5,463, $6,745 and
   $5,577,respectively                        73,281      82,155        87,344
  Merchandise inventories                    220,596     228,967       236,465
  Prepaid expenses                             8,009      15,038         9,756
  Deferred income tax benefits                15,871       9,693        15,871
                                            --------    --------      --------
    Total current assets                     414,417     384,567       489,214
                                            --------    ---------     --------
Property and Equipment - Net                 221,838      263,685      214,548

Other Assets:
  Deferred income tax benefits                25,231                    25,231
  Notes receivable, less allowance for
   losses, $1,475, $1,300 and $1,475,
   respectively                                3,179        5,326        3,523
  Other assets - net                          89,211        9,892       91,344
  Goodwill                                   600,528      114,131      556,894
                                             -------    ---------      -------
    Total other assets                       718,149      129,349      676,992
                                             -------    ----------   ---------
Total assets                              $1,354,404   $  777,601   $1,380,754
                                          ==========   ==========   ==========

   Liabilities and Shareholders' Equity

Current Liabilities:
  Accounts payable                        $  195,184   $  220,194    $ 240,845
  Accrued expenses                           143,268       99,087      137,416
  Current maturities of long-term debt         2,961       34,217        2,961
  Income taxes                                14,740        8,308       13,370
                                             -------      -------      -------
    Total current liabilities                356,153      361,806      394,592
                                             -------      -------      -------
Long-Term Debt                               559,094      180,778      559,824
Other Liabilities                             91,364       42,369       91,380
Deferred Income Taxes                                         885
                                           ---------      -------    ---------
    Total liabilities                      1,006,611      585,838    1,045,796
                                           ---------      -------    ---------
Redeemable Common Stock                                     9,244

Shareholders' Equity:
  Common stock:
    Common stock (1,000 shares issued and
    outstanding at $0.01 par value)
(Successor)
    Voting (Class A)                                           12
    Non-voting (Class B)                                    1,422
                                           ---------     --------   ----------
      Total common stock                                    1,434

  Additional paid-in capital                 314,500       51,638      314,500
  Retained earnings                           33,293      156,093       20,458
                                           ---------     --------   -----------
      Total                                  347,793      209,165      334,958
  Less: Treasury stock, at cost                            18,328
        Accumulated other comprehensive loss                8,318
                                                         --------

    Total shareholders' equity               347,793      182,519      334,958
                                          ----------     --------   -----------
  Total liabilities and shareholders'
    equity                                $1,354,404     $777,601   $1,380,754
                                          ==========     ========   ===========



                               ROUNDY'S, INC.
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (Dollars in thousands)
                                 (Unaudited)

                                                     Thirteen Weeks Ended
                                                -----------------------------
                                                   March 29,        March 30,
                                                     2003             2002
                                                ------------      -----------
                                                 Successor        Predecessor
Cash Flows From Operating Activities:           ------------      -----------
  Net income                                    $  12,835         $  11,734
  Adjustments to reconcile net income to net
   cash flows provided by operating activities:
    Depreciation and amortization, including
    deferred financing costs                       10,667            10,198
    Loss on sale of property and equipment              3                33
  Changes in operating assets and liabilities,
    net of the effect of business acquisitions:
    Notes and accounts receivable                  15,534            (7,370)
    Merchandise inventories                        23,033            18,600
    Prepaid expenses                                2,100             2,712
    Other assets                                     (639)             (743)
    Accounts payable                              (54,463)          (23,456)
    Accrued expenses                                3,592             1,398
    Income taxes                                    1,370             6,993
    Other liabilities                                 (16)               30
                                                  --------          --------
  Net cash flows provided by operating
    activities                                     14,016            20,129
                                                  --------          --------
Cash Flows From Investing Activities:
  Capital expenditures                             (9,005)           (3,702)
  Proceeds from sale of property and equipment
   and other assets                                    16                20
  Payment for business acquisitions               (47,759)
  Decrease in notes receivable, net                   344               360
                                                  --------          --------
  Net cash flows used in investing activities     (56,404)           (3,322)
                                                  --------          --------
Cash Flows From Financing Activities:
  Payments of debt                                   (730)          (13,553)
  Common stock purchased                                                (56)
                                                  --------          --------
  Net cash flows used in financing activities        (730)          (13,609)
                                                  --------          --------
Net (Decrease) Increase in Cash and Cash
Equivalents                                       (43,118)            3,198

Cash and Cash Equivalents, Beginning of Period    139,778            45,516
                                                ----------        ----------
Cash and Cash Equivalents, End of Period        $  96,660         $  48,714
                                                ==========        ==========
Supplemental Cash Flow Information:
Cash paid during the period:
  Interest                                      $   4,022         $   3,728
  Income taxes                                      7,231             1,162

Supplemental Noncash Financing Activities:
  Interest rate swap, net of tax                     -                 (349)



SEGMENT DATA                                  Three Months Ended
(Subject to Reclassifications)       ---------------------------------
(in thousands)                       March 29, 2003    March 30, 2002
                                     --------------    --------------
                                        Successor        Predecessor
                                     --------------    --------------
                                       (unaudited)      (unaudited)
REVENUES:
  Retail operations                    $  449,658       $ 376,656
  Wholesale operations                    718,762         735,374
  Eliminations                           (281,324)       (239,888)
                                       -----------      ----------
  Total                                $  887,096       $ 872,142
                                       ===========      ==========

ADJUSTED EBITDA (a):
  Retail operations                    $   21,294       $  18,000
  Wholesale operations                     25,523          19,880
  Corporate and other                      (4,882)         (4,067)
                                       -----------      ----------
     Total                             $   41,935       $  33,813
                                       ===========      ==========

EBITDA RECONCILIATION:
Net income                             $   12,835       $  11,734
Interest expense                           10,696           3,821
Income taxes                                8,556           8,155
Depreciation and amortization
 expense                                    9,848          10,103
                                       -----------      ----------
     Total                             $   41,935       $  33,813
                                       ===========      ==========


(a) Adjusted EBITDA represents net income plus interest, income taxes, depreciation and amortization. Adjusted EBITDA is presented because the Company believes EBITDA is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in its industry. However, other companies in our industry may calculate Adjusted EBITDA differently than we do. Adjusted EBITDA may be relevant or useful to investors as we understand that securities analysts and others use measures like Adjusted EBITDA to value securities like the Company's $300 million 8 7/8% senior subordinated notes due 2012 (the "Notes"), and therefore investors may wish to consider Adjusted EBITDA because it is likely that the Notes are being valued in part based on that measure. The Company uses Adjusted EBITDA primarily as a measure of performance and it is used to calculate compliance with the terms of a number of covenants contained in the indenture governing the Notes and the Company's bank credit agreement. Adjusted EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of the Company's operating performance or any other measures of performance derived in accordance with generally accepted accounting principles.